Exhibi 16.1

May 17, 2010

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Re:  China Real Estate Acquisition Corp.

Ladies and Gentlemen:

We have read the statements made by China Real Estate Acquisition Corp. in Item 4.01(a) of the accompanying Form 8-K (Commission file number 000-53842), which is being filed with the U.S. Securities and Exchange Commission.  We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Friedman LLP

Friedman LLP
New York, New York